                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                                      Registration No. 333-68922

                          PROSPECTUS SUPPLEMENT NO. 3

                     (TO PROSPECTUS DATED OCTOBER 19, 2001)

                                  $567,285,000

                                LEGG MASON, INC.

                     LIQUID YIELD OPTION-TM- NOTES DUE 2031
                             (ZERO COUPON--SENIOR)
                                      AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONS

                             ---------------------

    This document supplements the prospectus dated October 19, 2001 of Legg Mason, Inc. relating to the resale by certain holders of LYONs who are named as selling security holders of up to $567,285,000 aggregate principal amount at maturity of LYONs and the shares of common stock issuable upon conversion of the LYONS.

    You should read this prospectus supplement in conjunction with the prospectus dated October 19, 2001. This prospectus supplement is qualified by reference to the prospectus dated October 19, 2001, except to the extent that the information in this prospectus supplement supersedes the information contained in the October 19, 2001 prospectus.

    The table of selling security holders beginning on page 39 of the prospectus is hereby amended to add the entities named below as selling security holders:

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                          MAY BE SOLD       OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
Credit Suisse First Boston
  Corporation.........................      $5,000,000            *           38,531            *
  11 Madison Avenue
  7th Floor
  New York, NY 10010
Dylan (IMA) Ltd.......................      $4,000,000            *           30,825            *
  Lydia Asset Management L.P.
  101 East 52nd St.
  36th Floor
  New York, NY 10022

    After giving effect to the addition of the foregoing selling security holders, the table of selling security holders reads as follows:

                            SELLING SECURITY HOLDERS

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                          MAY BE SOLD       OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
AIG SoundShore Opportunity Holding
  Fund Ltd. ..........................     $  3,264,000             *          25,153              *
c/o DKR Management Company, Inc.
  1281 East Main Street
  3rd Floor
  Stamford, CT 06902
AIG SoundShore Strategic Holding Fund
  Ltd. ...............................     $  1,836,000             *          14,149              *
  c/o DKR Management Company, Inc.
  1281 East Main Street
  3rd Floor
  Stamford, CT 06902
Allstate Insurance Company............     $  2,200,000             *          16,954              *
  3075 Sanders Road
  Suite G6B
  Northbrook, IL 60062
Allstate Life Insurance Company.......     $  5,050,000             *          38,916              *
  3075 Sanders
  Road Suite G6B
  Northbrook, IL 60062
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd..................     $  6,800,000          1.20%         52,402              *
  73 Front Street
  Hamilton HM 12
  Bermuda
Argent Classic Convertible Arbitrage
  Fund L.P. ..........................     $  5,000,000             *          38,531              *
  500 West Putnam Avenue
  3rd Floor
  Greenwich, CT 06830-6086
Argent Classic Arbitrage Fund Ltd.....     $  5,000,000             *          38,531              *
  500 West Putnam Avenue
  3rd Floor
  Greenwich, CT 06830-6086
Continental Assurance Company.........     $  4,700,000             *          36,219              *
  On Behalf of its Separate Account
  (E)
  CNA Plaza, 23 South
  Chicago, IL 60685
Continental Casualty Company..........     $ 28,500,000             *         219,627              *
  CNA Plaza, 23 South
  Chicago, IL 60685

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                          MAY BE SOLD       OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
Credit Suisse First Boston
  Corporation.........................     $  5,000,000             *          38,531              *
  11 Madison Avenue
  7th Floor
  New York, NY 10010
Deephaven Domestic Convertible
  Trading Ltd. .......................     $  9,750,000          1.72%         75,135              *
  130 Cheshire Lane
  Suite 102
  Minnetonka, MN 55305
Dylan (IMA) Ltd.......................     $  4,000,000             *          30,825              *
  Lydia Asset Management L.P.
  101 East 52nd St.
  36th Floor
  New York, NY 10022
Global Bermuda Limited Partnership....     $  5,500,000             *          42,384              *
  601 Carlson Parkway
  Suite 200
  Minnetonka, MN 55305
KBC Financial Products................     $  2,500,000             *          19,266              *
  140 East 45th Street
  2 Grand Central Tower
  42nd Floor
  New York, NY 10017
Lakeshore International Ltd...........     $ 27,550,000          4.86%        212,306              *
  601 Carlson Parkway
  Suite 200
  Minnetonka, MN 55305
Lydian Overseas Partners Master
  Fund................................     $ 19,300,000          3.40%        148,730              *
  Lydian Asset Management L.P.
  101 East 52nd Street,
  36th Floor
  New York, NY 10022
Morgan Stanley & Co. .................     $ 25,800,000          4.55%        198,820              *
  1585 Broadway
  New York, NY 10036
Newport Investments, Inc. ............     $    750,000             *           5,780              *
  130 Cheshire Lane
  Suite 102
  Minnetonka, MN 55305
RAM Trading Ltd. .....................     $ 10,000,000          1.76%         77,062              *
  c/o SAM Investments
  650 Warrenville Road
  Suite 408
  Lisle, IL 60532

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                          MAY BE SOLD       OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
RCG Latitude Master Fund..............     $  3,500,000             *          26,972              *
  666 Third Ave.,
  26th Floor
  New York, NY 10019
Salomon Smith Barney Inc. ............     $  8,350,000          1.47%         64,347              *
  390 Greenwich St.
  Convertibles, 3rd Floor
  New York, NY 10013
SAM Investments LDC...................     $ 75,000,000         13.22%        577,965              *
  650 Warrenville Road
  Suite 408
  Lisle, IL 60532
Tribeca Investments, L.L.C. ..........     $ 83,900,000         14.79%        646,550           1.00%
  399 Park Ave.
  New York, NY 10043
UBS AG London Branch..................     $ 58,765,000         10.36%        452,855              *
  100 Liverpool Street
  London EC2M 2RH
  United Kingdom
Worldwide Transactions Ltd. ..........     $    735,000             *           5,664              *
  48 Par La Ville Rd.
  Suite 778
  Hamilton, HMII Bermuda
Any other holder of LYON's or future
  transferee, pledgee, donee or
  successor of any holder(3)..........     $164,535,000         29.00%      1,267,940           1.94%

------------------------

*   Less than 1%.

(1) Assumes conversion of all of the holder's LYONS at a conversion rate of
    7.7062 shares of common stock per $1,000 principal amount at maturity of the LYONS. However, this conversion rate will be subject to adjustment as described under "Description of LYONS--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 63,828,321 shares of common stock outstanding as of August 30, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONS. However, we did not assume the conversion of any other holder's LYONS.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that the holders of LYONS, or any future transferees, pledgees, donees or successors of or from any such holder of LYONS, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONS at the initial conversion rate.

    We prepared this table based on the information supplied to us as of November 29, 2001, by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities

Act, some or all of their LYONS since the date on which the information is presented in the above table. Information about the selling security holders may change over time. Any changed information supplied to us will be set forth in future prospectus supplements.

    Because the selling security holders may offer all or some of their LYONS or the underlying common stock from time to time, we cannot estimate the amount of the LYONS or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."

                            ------------------------

    INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

          The date of this prospectus supplement is November 30, 2001.

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